Exhibit 99.1

FOR RELEASE AT 4:01 PM EST 5-7-07

Contacts:
At Cambridge Heart, Inc.	Burns McClellan
Roderick de Greef, Chief Financial Officer	Juliane Snowden
(781) 271-1200 x231	(212) 213-0006
roderickd@cambridgeheart.com	jsnowden-andrew@burnsmc.com

CAMBRIDGE HEART REPORTS RESULTS FOR THE FIRST QUARTER 2007

T-Wave Alternans revenue up 21% sequentially over Q4 2006

Bedford, Mass., May 7, 2007 — Cambridge Heart, Inc. (OTCBB-CAMH) today reported total revenue of $2,589,500 for the quarter ended March 31, 2007, an increase of 83%, compared to total revenue of $1,419,000 for the same period in 2006. Revenue for the first quarter from the sale of the Company’s Microvolt T-Wave Alternans (“Alternans”) products was $2,308,000, an increase of 111% compared with the same period in 2006.

On a sequential basis, total revenue increased 17% from revenue reported for the quarter ended December 31, 2006, while the Company’s revenue from the sale of Alternans products totaled $2,308,000, an increase of $402,000, or 21%, compared to Alternans revenue of $1,907,000 for the quarter ended December 31, 2006.

The operating loss for the first quarter of 2007 was $3,252,900, compared to an operating loss of $645,200 for the same period in 2006. Included in the operating loss for the first quarter of 2007 was $1,288,000 of non-cash stock-based compensation expense related to the contractual relationship with the Company’s Vice President – Business Development. The net loss for the quarter was $3,155,900, or $0.05 per share, compared to a net loss of $6,837,000, or $0.13 per share, in the comparable 2006 period. The net loss for the 2006 period included a non-cash charge of $6,264,700 related to a change in the value of the Company’s Series B warrants.

The Company’s cash used by operations was $1,411,000 for the three months ended March 31, 2007. Cash use is expected to continue to increase materially in future quarters as the Company builds out its manufacturing operations and clinical applications group to support the St. Jude Medical relationship, and its working capital requirements increase in line with expected growth. The Company had cash and marketable securities of $18,502,500 at March 31, 2007.

The Company currently has a total of 68.5 million shares of common stock and common stock equivalents issued and outstanding, including the effect of converting the Series C preferred stock purchased by St. Jude Medical in March 2007. In addition, there are options and warrants outstanding to purchase 7.4 million common equivalent shares, bringing the fully diluted share count to 75.9 million common equivalent shares.

“We are pleased with the continued revenue growth realized both in terms of the year-over-year and sequential increases,” stated Robert Khederian, Chairman and Interim Chief Executive Officer of Cambridge Heart. “We are now focused on working with St. Jude Medical in order to gain increased visibility and adoption of our MTWA technology.”

Conference Call Information

The Company will hold a conference call at 4:30 p.m. eastern on Monday, May 7th to discuss the results for the 2007 first quarter. The conference call phone-in number is 1.800.591.6930 (outside the U.S. 1.617.614.4908), passcode 66107027. Interested parties may listen to a recording of the conference call at any time during the 48 hours immediately following the call by dialing 1.888.286.8010 (outside the U.S. 1.617.801.6888) and enter the passcode 79674030. This playback will begin approximately two hours after the call ends. The conference call will also be available by webcast on the Company’s web site at www.cambridgeheart.com.

About Cambridge Heart, Inc.

Cambridge Heart (www.cambridgeheart.com) is engaged in the development and commercialization of products for the non-invasive diagnosis of cardiac disease, particularly the identification of those at risk of sudden cardiac arrest. The Company’s products incorporate its proprietary Microvolt T-Wave Alternans measurement technologies, coupled with its patented Spectral Analytic Method and ultra-sensitive disposable electrode sensors. Only Spectral Analytic Method MTWA tests are reimbursed by Medicare under its National Coverage Policy that covers patients with a wide variety of cardiac symptoms. Other major insurers in the USA also have coverage policies for the test. The T-Wave Alternans test is included in the Guideline for Management of Patients with Ventricular Arrhythmias and the Prevention of Sudden Cardiac Death jointly developed by the American College of Cardiology (ACC), The American Heart Association (AHA) and the European Society of Cardiology (ESC). The Company, founded in 1990, is based in Bedford, Massachusetts and is traded on the OTCBB under the symbol CAMH.

About the Cambridge Heart Microvolt T-Wave Alternans Test

The Cambridge Heart Microvolt T-Wave Alternans Test measures a specific extremely subtle pattern of beat-to-beat fluctuations in a person’s electrocardiogram. This pattern of fluctuations is called T-wave alternans. These tiny variations in the electrocardiogram - measured at one millionth of a volt accuracy – are most commonly measured during a sub-maximal exercise stress test in the doctor’s office or hospital outpatient setting. The preparation for the test consists of placing proprietary sensors on the patient’s chest. Extensive clinical research has shown that those patients who are at risk of ventricular tachyarrhythmia that test positive for microvolt T-wave alternans are at increased risk for sudden cardiac death, while those who test negative are at reduced risk.

Statements contained in this press release are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. In some cases, we use words such as “believes”, “expects”, “anticipates”, “plans”, “estimates”, “could”, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include failure to achieve broad market acceptance of the Company’s MTWA technology, failure to achieve broad market acceptance of the Company’s MTWA technology, failure of our sales and marketing partner to market our products effectively, inability to hire and retain qualified clinical applications specialists in the Company’s target markets, failure to obtain or maintain adequate levels of third-party reimbursement for use of the Company’s MTWA test, customer delays in making final buying decisions, decreased demand for the Company’s products, failure to obtain funding necessary to develop or enhance our technology, adverse results in future clinical studies of our technology, failure to obtain or maintain patent protection for our technology and other factors identified in our most recent Annual Report on Form 10-K under “Risk Factors”, which is on file with the SEC and available at www.EDGAR.com. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so except as may be legally necessary, even if our estimates should change.

-Financial information follows-

Cambridge Heart, Inc.

Financial Highlights

Statement of Operations	Three months ended March 31,
	2007	2006
Revenue	$2,589,519	$1,419,020

Cost of goods sold	929,579	599,206

Gross Profit	1,659,940	819,814

Costs and expenses
Research and development	108,163	157,752
Selling, general and administrative	4,804,682	1,307,309

Total Operating Expenses	4,912,845	1,465,061

Loss from operations	(3,252,905)	(645,247)

Interest income	97,050	72,961

Change in valuation of Series B warrants	—	(6,264,727)

Net Loss	$(3,155,855)	$(6,837,013)

Net Loss attributable to common shareholders	$(3,155,855)	$(6,837,013)

Net loss per common share - basic and diluted	$(0.05)	$(0.13)

Weighted average shares outstanding - basic and diluted	63,795,251	54,345,831

Balance Sheet	March 31, 2007	December 31, 2006
Assets
Cash & Marketable Securities	$18,502,519	$8,390,742
Accounts receivable, net	2,225,104	1,658,873
Inventory	639,249	520,090
Other prepaid assets	99,317	130,988

Total current assets	21,466,189	10,700,693

Fixed assets, net	158,916	136,198
Other assets	84,104	85,589

	$21,709,209	$10,922,480

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$2,583,329	$2,166,182
Debt, current portion	8,352	10,089

Total current liabilities	2,591,681	2,176,270
Debt, long-term portion	44,800	44,800

Total liabilities	$2,636,481	$2,221,070

Series C Convertible Preferred	11,718,271	—
Warrants to acquire Series A
Convertible Preferred Stock	212,416	212,416

	$11,930,687	$212,416

Stockholders’ equity
Common stock	$64,363	$63,635
Additional paid-in-capital	79,637,582	77,829,408
Accumulated deficit	(72,559,905)	(69,404,049)

Total stockholders’ equity	7,142,040	8,488,994

	$21,709,209	$10,922,480